Exhibit 99.1

Annapolis Bancorp Reports $2.3 Million Increase in Second Quarter Earnings

Year-to-Date Earnings Up $3.4 million

ANNAPOLIS, Md.--(BUSINESS WIRE)--July 29, 2010--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced net income of $438,000 for the second quarter of 2010, an increase of $2,299,000 from a net loss of $1,861,000 in the second quarter of 2009.

After accruing for preferred stock dividends, second quarter net income available to common shareholders was $318,000 ($0.08 per basic and diluted common share) compared to a loss of $1,981,000 ($0.51 per basic and diluted common share) available to common shareholders in the second quarter of 2009.

For the first six months of 2010, net income of $1,055,000 increased by $3,366,000 from a loss of $2,311,000 in the first half of 2009. Net income available to common shareholders totaled $814,000 ($0.21 per basic and diluted common share) for the six months ended June 30, 2010 compared to a loss of $2,513,000 ($0.65 per basic and diluted common share) available to common shareholders in the same period of 2009.

”Despite the economic volatility and challenging operating conditions, we are pleased to report our fourth consecutive quarter of profitability,” said Chairman and CEO Richard M. Lerner. ”The favorable results we are reporting today were driven by a lower provision for credit losses, progress in improving asset quality, and a strong increase in our net interest margin over prior periods.”

Nonperforming assets at June 30, 2010 amounted to $12.7 million or 2.93% of total assets, a reduction of $6.7 million or 34% compared to $19.3 million or 4.35% of total assets at December 31, 2009.

Results for the quarter ended June 30, 2010 included a provision for credit losses of $363,000 compared to a provision for credit losses of $3.8 million in the second quarter of last year. The allowance for credit losses totaled $6.8 million (2.45% of total gross loans) at June 30, 2010 compared to $7.9 million (2.81% of total gross loans) at year-end 2009. In the first six months of 2010 the Company incurred net charge-offs of $1,744,000 and added $599,000 to the allowance via provisions for credit losses.

Stockholders’ equity increased to $35.0 million at June 30, 2010 compared to $32.6 million at December 31, 2009. At June 30, 2010, Annapolis Bancorp, Inc. exceeded all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 13.0%, a total capital ratio of 14.3%, and a Tier 1 leverage ratio of 8.9%. Book value per common share at June 30, 2010 increased to $6.89 compared to $6.04 at June 30, 2009 and $6.39 at December 31, 2009. The Company’s common stock price closed at $4.14 on July 28, 2010.

“From the onset of the recession, we have focused on aggressively addressing our problem assets, building our reserves for credit losses, and strengthening our equity position to ensure that we were prepared for the economic disruption that would follow a period of contraction in the credit cycle,” said Lerner. “While we continue to face challenging economic and operating conditions, we believe that our efforts over the past year and a half have left us well-positioned to take advantage of emerging business opportunities and deliver long-term value to our customers and shareholders as the economy gradually improves.”

In response to continued weak loan demand, the Company strategically lowered total assets by 2.8% to $431.7 million at June 30, 2010 from $444.3 million at December 31, 2009. Gross loans totaled $276.4 million as of June 30, 2010, down $5.6 million from $282.0 million at December 31, 2009 as both consumer and business borrowing remained subdued. The Company’s investment portfolio declined by $22.6 million or 19.2% in the first six months of 2010 as $32.4 million in U.S. agency securities were called. During the same period, federal funds sold increased by $20.5 million or 231.7%.

Net interest income for the quarter ended June 30, 2010 increased by $319,000 or 9.4% compared to the second quarter of 2009. The net interest margin for the three months just ended was 3.58%, up 52 basis points from 3.06% in the comparable quarter of last year. The year-over- year improvement in margin was due to the cost of interest-bearing liabilities declining more rapidly than the yield on interest earning assets.

Second quarter 2010 interest income decreased by $426,000 or 8.0% compared to the same quarter last year, as average earning assets contracted $28.3 million and investment yields continued to decline. A high level of short-term liquidity and soft loan demand also exerted downward pressure on the Company’s second quarter interest income.

Interest expense decreased by $745,000 or 38.1% due to a drop in the overall cost of interest-bearing liabilities from 2.01% in the second quarter of 2009 to 1.36% in the quarter just ended.

Noninterest income decreased 5.3% to $481,000 in the second quarter of 2010 from $508,000 in last year’s comparable period reflecting a $48,000 reduction in rental income and $25,000 in lower mortgage banking-related revenues. Income earned on bank-owned life insurance and gains on the sale of foreclosed property increased $35,000 and $11,000, respectively, in the three months ended June 30, 2010 compared to the second quarter of 2009.

Noninterest expense decreased 1.5% in the quarter just ended compared to the same period last year, with lower FDIC charges partially offset by an increase in personnel expense.

For the first half of 2010, the net interest margin increased 73 basis points to 3.74% from 3.01% in the comparable period of 2009. As a result of lower overall funding costs, net interest income rose by 22.4% to $7.7 million from $6.3 million in the same six-month period of last year. Noninterest income was $65,000 lower in the six months ended June 30, 2010 compared to the same period in 2009. Noninterest expense increased by $279,000 in 2010 over 2009, as personnel expense grew by $265,000 or 8.2% due to higher benefit charges, costs associated with the management of nonperforming assets, and additional staffing in the residential mortgage and commercial real estate lending divisions.

The Bank recorded provisions for credit losses of $599,000 and $5,011,000 for the respective six month periods ended June 30, 2010 and 2009.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals in central Maryland through eight community banking offices located in Anne Arundel and Queen Anne’s Counties. The Bank’s headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Westfield Annapolis Mall.

Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of June 30, 2010 and December 31, 2009
($000)

	(Unaudited)	(Audited)
	June 30,	December 31,
	2010	2009
Assets
Cash and due from banks	$4,958	$5,936
Interest bearing deposits with banks	7,396	10,000
Federal funds sold	29,281	8,828
Investment securities, available for sale	95,254	117,883
Federal Reserve and Federal Home Loan Bank stock	3,260	3,260
Loans held for sale	1,788	3,296
Loans, net of allowance of $6,781 and $7,926	267,794	270,736
Premises and equipment	9,028	9,274
Accrued interest receivable	1,509	1,934
Deferred income taxes	2,571	3,902
Investment in bank owned life insurance	4,334	4,226
Real estate owned	1,951	2,398
Other assets	2,597	2,659
Total Assets	$431,721	$444,332

Liabilities and Stockholders' Equity Deposits
Noninterest bearing	$43,870	$40,834
Interest bearing	296,530	309,629
Total deposits	340,400	350,463

Securities under agreements to repurchase	14,863	14,642
Long term borrowings	35,000	40,000
Junior subordinated debentures	5,000	5,000
Accrued interest and accrued expense	1,481	1,595
Total Liabilities	396,744	411,700

Stockholders' Equity
Preferred stock	8,022	7,985
Common stock	39	39
Warrants to purchase common stock	234	234
Paid in capital	11,569	11,501
Retained Earnings	14,182	13,367
Comprehensive income	931	(494)
Total Equity	34,977	32,632

Total Liabilities and Equity	$431,721	$444,332

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three and Six Month Periods Ended June 30, 2010 and 2009
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Interest Income
Loans	$3,886	$3,955	$8,006	$7,883
Investments	1,014	1,346	2,231	2,376
Interest bearing balances with banks	6	24	11	31
Federal funds sold	11	18	18	40
Total interest income	4,917	5,343	10,266	10,330

Interest expense
Deposits	858	1,556	1,822	3,230
Securities sold under agreements to repurchase	29	36	50	60
Borrowed funds	281	309	583	615
Junior debentures	43	55	86	112
Total interest expense	1,211	1,956	2,541	4,017
Net interest income	3,706	3,387	7,725	6,313

Provision	363	3,803	599	5,011

Net interest income (loss) after provision	3,343	(416)	7,126	1,302

Noninterest Income
Service charges	306	307	573	587
Mortgage banking	10	27	32	46
Other fee income	108	120	212	260
Gain on sale of loans	41	49	83	65
Loss on sale of securities	-	-	(55)	-
Gain on sale of REO and repossessed assets	16	5	48	-
Total noninterest income	481	508	893	958

Noninterest Expense
Personnel	1,723	1,617	3,507	3,242
Occupancy and Equipment	374	373	791	761
Data processing expense	209	216	417	432
Professional Fees	179	228	325	351
Marketing expense	79	99	180	207
FDIC expense	137	272	287	325
Other operating expense	450	395	857	767
Total noninterest expense	3,151	3,200	6,364	6,085

Income (loss) before taxes	673	(3,108)	1,655	(3,825)
Income tax expense (benefit)	235	(1,247)	600	(1,514)
Net income (loss)	438	(1,861)	1,055	(2,311)
Preferred stock dividend and discount accretion	120	120	241	202
Net income (loss) available to common shareholders	$318	$(1,981)	$814	$(2,513)

Basic earnings (loss) per common share	$0.08	$(0.51)	$0.21	$(0.65)
Diluted earnings (loss) per common share	$0.08	$(0.51)	$0.21	$(0.65)
Book value per common share	$6.89	$6.04	$6.89	$6.04

Average common shares outstanding with the effect of grants, options and warrants	3,950,609	3,854,867	3,939,659	3,852,173

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
for the Three and Six Month Periods Ended June 30, 2010 and 2009
(Unaudited)
(In thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Performance Ratios (annualized)
Return on average assets	0.40%	(1.61%)	0.49%	(1.05%)
Return on average equity	5.10%	(22.83%)	6.23%	(14.49%)
Return on average common equity	4.77%	(30.14%)	6.25%	(18.33%)
Average equity to average assets	7.92%	7.03%	7.80%	7.25%
Net interest margin	3.58%	3.06%	3.74%	3.01%
Efficiency ratio	75.26%	82.16%	73.85%	83.69%

Other Ratios
Allowance for credit losses to loans	2.45%	3.13%	2.45%	3.13%
Nonperforming assets to total assets	2.93%	2.50%	2.93%	2.50%
Net charge-offs to average loans	0.48%	0.16%	0.63%	0.23%
Tier 1 capital ratio	13.0%	12.5%	13.0%	12.5%
Total capital ratio	14.3%	13.8%	14.3%	13.8%

Average Balances
Assets	435,612	464,678	437,753	443,559
Earning assets	415,684	443,939	416,920	422,956
Loans, gross	276,188	271,373	276,724	270,318
Interest-bearing liabilities	356,385	390,347	360,839	371,454
Stockholders' equity	34,495	32,681	34,130	32,155
Common stockholder's equity	26,714	24,763	26,281	25,427

CONTACT:
Annapolis Bancorp, Inc.
Edward J. Schneider, CFO
410-224-4455